Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK ANNOUNCES FIRST QUARTER 2016 RESULTS

BERWYN, PA, APRIL 28, 2016 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended March 31, 2016.

AMETEK’s first quarter 2016 sales of $944.4 million were down 4% over the same period of 2015. Operating income was down 12% to $208.5 million and diluted earnings per share of $0.57 were down 10% from the first quarter 2015 adjusted results. Operating margins were 22.1% in the quarter.

“As expected, demand remained weak in the quarter,” said Chairman and Chief Executive Officer Frank S. Hermance. “Ongoing softness in oil and gas, metals and global industrial markets continues to drive meaningful headwinds. Despite these challenges, we were able to deliver solid first quarter earnings in-line with our expectations.”

First quarter 2015 results exclude realignment costs of $15.9 million, or approximately $0.04 per diluted share. A comparison of first quarter 2016 results to last year’s reported GAAP and adjusted results is included with the financial tables accompanying the release. All further references to 2015 results are on an adjusted basis.

Electronic Instruments Group (EIG)
For the first quarter of 2016, EIG sales decreased 4% to $569.0 million. Operating income was $141.8 million, down 12% versus the first quarter 2015, and operating margins were 24.9% in the quarter.

“Overall sales in our Power & Industrial businesses were up approximately 10% driven by the contributions from the acquisitions of Brookfield Engineering Laboratories and ESP/SurgeX during the quarter. However, this strong growth was more than offset by lower sales in our Process business driven by weakness in our oil and gas businesses,” adds Mr. Hermance.

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AMETEK ANNOUNCES FIRST QUARTER 2016 RESULTS

Electromechanical Group (EMG)
In the first quarter, EMG sales decreased 4% to $375.4 million. Operating income in the quarter was $79.4 million, down 10% from last year’s first quarter, and operating margins were 21.2% in the quarter.

“The lower sales versus last year were largely driven by the impacts from commodity price deflation across our Engineered Materials, Interconnects and Packaging businesses. We expect these end market conditions to sequentially improve during 2016 with a stronger second half than first half,” notes Mr. Hermance.

2016 Outlook
“We have an excellent portfolio of differentiated businesses. We are confident in our ability to successfully execute on our growth strategies in order to capitalize on the tremendous opportunity we have to grow and expand these businesses. However, we are faced with the reality of a number of challenging end markets, which will continue to impact us in 2016,” notes Mr. Hermance.

“We expect 2016 sales to be roughly flat versus last year with earnings expected to be in the range of $2.42 to $2.52 per diluted share, down 1% to 5% versus 2015 adjusted results,” adds Mr. Hermance.

“Second quarter 2016 sales are expected to be down low single digits compared to last year’s second quarter. We estimate our earnings in the second quarter to be approximately $0.58 to $0.59 per diluted share, down 8% to 9% over last year’s second quarter,” concludes Mr. Hermance.

Conference Call
The Company will webcast its First Quarter 2016 investor conference call on Thursday, April 28, 2016 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

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AMETEK ANNOUNCES FIRST QUARTER 2016 RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$944,398	$984,059

Operating expenses:
Cost of sales, excluding depreciation	605,356	635,965
Selling, general and administrative	112,194	110,884
Depreciation	18,325	16,258

Total operating expenses	735,875	763,107

Operating income	208,523	220,952
Other expenses:
Interest expense	(23,401)	(22,686)
Other, net	(2,080)	(1,480)

Income before income taxes	183,042	196,786
Provision for income taxes	48,872	54,679

Net income	$134,170	$142,107

Diluted earnings per share	$0.57	$0.59

Basic earnings per share	$0.57	$0.59

Weighted average common shares outstanding:
Diluted shares	236,216	242,797

Basic shares	234,983	240,947

Dividends per share	$0.09	$0.09

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net sales:
Electronic Instruments	$568,956	$593,798
Electromechanical	375,442	390,261

Consolidated net sales	$944,398	$984,059

Income:
Segment operating income:
Electronic Instruments	$141,832	$151,217
Electromechanical	79,426	81,964

Total segment operating income	221,258	233,181
Corporate administrative and other expenses	(12,735)	(12,229)

Consolidated operating income	$208,523	$220,952

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$386,940	$381,005
Receivables, net	606,888	603,295
Inventories, net	548,777	514,451
Other current assets	119,985	120,076

Total current assets	1,662,590	1,618,827

Property, plant and equipment, net	488,331	484,548
Goodwill	2,857,999	2,706,633
Other intangibles, investments and other assets	1,985,782	1,850,442

Total assets	$6,994,702	$6,660,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$665,686	$384,924
Accounts payable and accruals	624,868	639,097

Total current liabilities	1,290,554	1,024,021

Long-term debt, net	1,552,674	1,553,116
Deferred income taxes and other long-term liabilities	854,788	828,687
Stockholders’ equity	3,296,686	3,254,626

Total liabilities and stockholders’ equity	$6,994,702	$6,660,450

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
EIG Segment operating income (GAAP)	$141,832	$151,217
Realignment costs	—	9,251

Adjusted EIG Segment operating income (Non-GAAP)	$141,832	$160,468

EMG Segment operating income (GAAP)	$79,426	$81,964
Realignment costs	—	6,534

Adjusted EMG Segment operating income (Non-GAAP)	$79,426	$88,498

Operating income (GAAP)	$208,523	$220,952
Realignment costs	—	15,894

Adjusted Operating income (Non-GAAP)	$208,523	$236,846

Net income (GAAP)	$134,170	$142,107
Realignment costs	—	10,808 (1)

Adjusted Net income (Non-GAAP)	$134,170	$152,915

(1) Represents adjustments at 32.0% tax rate.

Diluted earnings per share (GAAP)	$0.57	$0.59
Realignment costs	—	0.04

Adjusted Diluted earnings per share (Non-GAAP)	$0.57	$0.63

EIG Segment operating margin (GAAP)	24.9%	25.5%
Realignment costs	—	1.5

Adjusted EIG Segment operating margin (Non-GAAP)	24.9%	27.0%

EMG Segment operating margin (GAAP)	21.2%	21.0%
Realignment costs	—	1.7

Adjusted EMG Segment operating margin (Non-GAAP)	21.2%	22.7%

Operating income margin (GAAP)	22.1%	22.5%
Realignment costs	—	1.6

Adjusted Operating income margin (Non-GAAP)	22.1%	24.1%

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight and increased transparency, and to allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.